SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Strategic Partners Opportunity Funds

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Important: Please vote the enclosed proxy card today.

Dear Shareholder:

We are writing to follow-up on previously mailed proxy materials regarding the Special Meeting of Shareholders of the Strategic Partners Concentrated Growth Fund scheduled for September 11, 2007. You are receiving this letter because to date we still have not yet received your vote on the important proposal. We would ask that you vote on this important matter today to ensure that your voice is heard.

Your Fund needs your vote!

Although the response thus far has been overwhelmingly favorable, we have not yet received the necessary participation to meet all of the voting requirements that we face. Legally, in order for a proxy proposal to pass, a certain number of outstanding shares must be voted.

For the reasons set forth in the proxy materials previously delivered to you and which you can find online at www.prudential.com/fundchanges, the Board of Directors of your Fund unanimously recommends that you vote “FOR” the proposal and believes the proposal is in the best interest of shareholders of the fund. To simplify the voting process, we offer you three convenient voting options. We encourage you to utilize one of the following easy options today to record your vote promptly:

1.	Vote by Telephone. You may cast your vote by telephone by calling the toll free number listed on the enclosed proxy card and by following the prerecorded information. Please have your proxy materials, including the control number on your proxy card, available.

2.	Vote via Internet. You may cast your vote using the internet by logging onto the internet address located on the enclosed proxy card and following the instructions on the website. Please have your proxy materials, including the control number on your proxy card, available.

3.	Vote by Mail. You may cast your vote by mail by signing, dating and mailing the enclosed voting instruction form or proxy card in the postage-prepaid return envelope provided.

If you have further questions regarding the proposals, voting process or would like to obtain additional copies of the materials, do not hesitate to call our proxy solicitor, D.F. King & Co., Inc., from whom you may also receive a call, toll free at (800) 735-3428.

YOUR VOTE IS VERY IMPORTANT.

PLEASE VOTE TODAY.